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                            INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Pillowtex Corporation:

We consent to the incorporation by reference in Registration Statement
(nos. 33-65408, 33-84624, 33-81478, 333-39191 and 333-57727) on Form S-8 of
Pillowtex Corporation of our report dated February 9, 1999, relating to the consolidated balance sheets of Pillowtex Corporation and subsidiaries as of January 3, 1998 and January 2, 1999, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended January 2, 1999, and related schedule, which report is included in the January 2, 1999 annual report on Form 10-K of Pillowtex Corporation.







                                                  KPMG LLP




Dallas, Texas
March 29, 1999